UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 6, 2005

DITECH COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-26209	94-2935531
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

825 E. Middlefield Road
Mountain View, Ca. 94043

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 623-1300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Ditech Communications to Acquire Jasomi Networks

On June 6, 2005, Ditech Communications Corporation (“Ditech”), a Delaware corporation, announced that it had signed an Agreement and Plan of Merger (the “Agreement”) to acquire privately-held Jasomi Networks, Inc., a Delaware corporation (“Jasomi US”).  The Agreement, dated June 6, 2005, was made and entered, by and among: Ditech; Jasomi US; Spitfire Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Ditech (“Spitfire”); Jasomi Networks (Canada), Inc., an Alberta corporation owned by Jasomi US’s founder Daniel Freedman (“Jasomi Canada”); and three major Jasomi US stockholders (Daniel Freedman, Cullen Jennings, and Todd Simpson).  The Agreement has been approved by the respective boards of directors of Ditech, Jasomi US, Spitfire, and Jasomi Canada.

Acquisition Structure

Under the terms of the Agreement, Spitfire will merge with Jasomi US, and, upon consummation of the merger, Spitfire will cease to exist, and Jasomi US will become a wholly owned subsidiary of Ditech.  Ditech will not be acquiring Jasomi Canada.  Instead, in connection with the merger, Ditech will hire certain employees of Jasomi Canada.

The stockholders of Jasomi US will receive from Ditech approximately $20.0 million, plus any additional amounts that are paid to holders of stock options who have exercised, or will exercise, their stock options prior to the closing.  The merger consideration is divided into $7.0 million in non-transferable convertible notes, divided into two tranches with principal amounts of $3.0 million (the “1st Debentures”) and $4.0 million (the “2nd Debentures”), respectively, and the remainder in cash, with approximately $2.0 million in cash held in escrow for two years.

Ditech will also assume all of the Jasomi US stock options outstanding on the date of the closing, plus establish a restricted stock plan to issue restricted common stock to Jasomi US employees.  The total value of the options assumed plus restricted stock will be approximately $4.0 million, less the additional amounts that are paid to holders of stock options who have exercised, or will exercise, their stock options prior to the closing

The 1st Debentures either mature or convert into Ditech common stock at the election of the holder one year or, at the election of the holder, two years from the closing date.  The 2nd Debentures either mature or convert into Ditech common stock at the election of the holder two years from the closing date.   The conversion price of the Debentures is $9.86.  Also, the Debentures accrue simple interest at an annual rate of 5%, payable upon maturity or conversion.  However, under the terms of the Agreement, the principal amounts of the Debentures are reduced if and when a specified number of designated employees leave the company by the end of the first or second years after the closing date.  Further, Ditech will be indemnified in the event of breaches of representations and warranties and covenants, by reduction in the principal amount of the Debentures or from the cash escrow.

The acquisition will be accounted for under purchase accounting and will be reported as part of Ditech’s Fiscal 2006 first quarter operating results.

The acquisition is expected to close by June 30, 2005, but unanticipated factors and events, including if the closing conditions specified in the Agreement are not satisfied or waived, may delay the closing of the acquisition or cause the acquisition not to close.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

DITECH COMMUNICATIONS CORPORATION

Dated: June 10, 2005	By:	/s/ William J. Tamblyn
William J. Tamblyn
Executive Vice President and Chief Financial Officer